Exhibit 99.1

STARWOOD WAYPOINT RESIDENTIAL TRUST

AND COLONY AMERICAN HOMES ANNOUNCE MERGER TO CREATE

BEST IN CLASS SINGLE-FAMILY RENTAL COMPANY

- Combined Company Expected to Own and Manage Over 30,000 Homes -

- Stock-For-Stock Transaction Based on Net Asset Value -

- Combined Asset Value of $7.7 Billion at Closing -

- Agreement Includes Internalization of SWAY Manager -

- Expected to Achieve $40 - $50 Million in Synergies -

- Transaction Expected to be Accretive to SWAY Core FFO/Share –

- Both Companies to Host Joint Webcast Today -

Oakland, California and Scottsdale, Arizona (September 21, 2015) – Starwood Waypoint Residential Trust (NYSE: SWAY) and Colony American Homes (“CAH”) announced today the signing of a definitive merger agreement (“Agreement”) to combine the two companies in a stock-for-stock transaction. In connection with the transaction, SWAY will internalize the SWAY manager. The combined internally managed company (“the Company”) is expected to own and manage over 30,000 homes and have an aggregate asset value of $7.7 billion at the closing of the transaction. The merger is expected to achieve estimated annualized cost synergies of $40 - $50 million.

Under the Agreement, the CAH shareholders will receive an aggregate of 64,869,583 SWAY shares in exchange for all shares of CAH. Upon completion of the transaction, existing SWAY shareholders and the former owner of the SWAY manager will own approximately 41% of the Company’s shares combined, while former CAH shareholders will own approximately 59% of the Company’s shares. The share allocation was determined based on each company’s net asset value and is not subject to adjustment. The Company’s shares will continue to trade on the New York Stock Exchange. The Company is expected to maintain SWAY’s quarterly dividend of $0.19 per share. The transaction has been approved by the boards of both SWAY and CAH, and the terms of the internalization of the SWAY manager were negotiated and approved by a special committee of the board of trustees of SWAY. The transaction is expected to close in the first quarter 2016. Among other things, the transaction is subject to approval of SWAY shareholders and customary closing conditions.

Barry Sternlicht, Chief Executive Officer (“CEO”) and Chairman of Starwood Capital Group, and Thomas J. Barrack, Jr., Executive Chairman of Colony Capital, Inc., will serve as non-executive Co-Chairmen of the Company’s Board of Trustees. Fred Tuomi, President and Chief Operating Officer (“COO”) of CAH, will serve as CEO. Doug Brien, CEO of SWAY, will serve as President and COO. Arik Prawer, Chief Financial Officer (“CFO”) of CAH, will serve as CFO. The Company’s corporate and operational headquarters will be in Scottsdale, Arizona, while maintaining a significant presence in Oakland, California.

“This merger is a transformative event for SWAY and for our industry,” stated Barry Sternlicht. “Combining two best-in-class teams, with a superior portfolio of homes in carefully selected geographic markets, positions us to deliver long-term capital appreciation for our shareholders while earning compelling current yields at or above those currently achievable in other major real estate asset classes.”

Added Thomas J. Barrack, Jr., “We believe this merger demonstrates the power of scale and consolidation and really crystallizes the long-term durability of the single-family rental industry; this combination of CAH and SWAY truly redefines this asset class, and the opportunity in front of us is immense.”

SWAY was advised by Moelis & Company and Sidley Austin LLP. CAH was advised by Morgan Stanley & Co. LLC, Skadden, Arps, Slate, Meagher & Flom LLP and Clifford Chance US LLP. The Special Committee of the Board of Trustees of SWAY was advised by Wells Fargo Securities and Wachtell, Lipton, Rosen & Katz.

Webcast and Conference Call Information

An investor presentation about the merger will be available in the investor relations section of SWAY’s website at www.starwoodwaypoint.com. SWAY and CAH will hold a conference call today at 9:00 Eastern to discuss the transaction. Participants will include Barry Sternlicht and Thomas J. Barrack, Jr. A webcast link will be available on the investor relations section of SWAY’s website. To participate in the telephone conference call, dial in at least ten minutes prior to start time. The domestic dial-in number is 1-888-430-8691 (for U.S. and Canada) and the international dial-in number is 1-719-325-2491 (passcode not required). A replay of the call will be available through September 28, 2015 and can be accessed by calling 1-877-870-5176 (U.S. or Canada) or 1-858-384-5517 (international). The passcode for the replay is 832901.

About Starwood Waypoint Residential Trust

Starwood Waypoint Residential Trust (NYSE: SWAY) is one of the largest publicly traded owners and operators of single-family rental homes in the United States. As of June 30, 2015, SWAY owned approximately 12,500 homes in eight U.S. states. Partnered with Starwood Capital Group, a leading private investment firm with a core focus on global real estate, Starwood Waypoint Residential Trust acquires, renovates, leases, maintains and manages single-family homes in markets that exhibit favorable demographics and long-term economic trends, as well as strengthening demand for rental properties. The company also invests in non-performing loans, and works with interested and qualified borrowers to find solutions to keep them in their homes. Starwood Waypoint Residential Trust is Reinventing Renting™ by building its business upon a foundation of respect for its residents and the communities in which it operates. Additional information can be found at www.starwoodwaypoint.com.

About Colony American Homes

Colony American Homes, Inc. is a market leader in the acquisition, ownership, renovation, leasing and management of single-family residential homes in the United States. As of June 30, 2015, CAH owned and managed approximately 19,000 homes, representing one of the largest portfolios of single-family homes in the United States. CAH was formed in 2012 by Colony Capital, Inc., a leading global real estate and investment management firm. Additional information can be found at www.colonyamerican.com.

About Starwood Capital Group

Starwood Capital Group is a private investment firm with a primary focus on global real estate. Since its inception in 1991, the Firm has raised over $31 billion of equity capital and currently has more than $44 billion of assets under management. Over the past 24 years, Starwood Capital has acquired approximately $65 billion of assets across virtually every real estate asset class.

About Colony Capital, Inc.

Colony Capital, Inc. (NYSE: CLNY) is a leading global real estate and investment management firm headquartered in Los Angeles, California with 14 offices in 10 countries and more than 300 employees. Prior to its combination with Colony Financial, Inc. in 2015, Colony Capital, LLC sponsored $25 billion of equity across a variety of distinct funds and investment vehicles that collectively invested over $63 billion of total capital. CLNY targets attractive risk-adjusted investment returns and its portfolio is primarily composed of: (i) general partner interests in CLNY sponsored private equity funds and vehicles; (ii) real estate equity; and (iii) real estate and real estate-related debt. CLNY has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

Forward-Looking Statements

The statements herein that are not historical facts, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve significant risks and uncertainties, which are difficult to predict, and are not guarantees of future performance. Such statements can generally be identified by words such as “projects,” “anticipates,” “expects,” “intends,” “will,” “could,” “believes,” “estimates,” “continue,” and similar expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in, or implied by, the forward-looking statements. Factors that could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, as well as our ability to make distributions to our shareholders, Include, but are not limited to: expectations regarding the timing of generating additional revenues; changes in our business and growth strategies; volatility in the real estate industry, interest rates and spreads, the debt or equity markets, the economy generally or the rental home market specifically; events or circumstances that undermine confidence in the financial markets or otherwise have a broad impact on financial markets; declines in the value of homes, and macroeconomic shifts in demand for, and competition in the supply of, rental homes; the availability of attractive investment opportunities in homes that satisfy our investment objective and business and growth strategies; the impact of changes to the supply of, value of and the returns on non-performing loans (“NPLs”); our ability to convert the homes and NPLs we acquire into rental homes generating attractive returns; our ability to successfully modify or otherwise resolve NPLs; our ability to lease or re-lease our rental homes to qualified residents on attractive terms or at all; the failure of residents to pay rent when due or otherwise perform their lease obligations; our ability to effectively manage our portfolio of rental homes; the concentration of credit risks to which we are exposed; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our relationships with Starwood Capital Group, and our manager and their ability to retain qualified personnel; potential conflicts of interest; the timing of cash flows, if any, from our investments; unanticipated increases in financing and other costs; our expected leverage; effects of derivative and hedging transactions; actions and initiatives of the U.S.

government and changes to U.S. government policies that impact the economy generally and, more specifically, the housing and rental markets; changes in governmental regulations, tax laws and rates and similar matters; limitations imposed on our business and our ability to satisfy complex rules in order for us and, if applicable, certain of our subsidiaries to qualify as a REIT for U.S. federal income tax purposes and the ability of certain of our subsidiaries to qualify as taxable REIT subsidiaries for U.S. federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; and estimates relating to our ability to make distributions to our shareholders in the future. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by us with the Securities and Exchange Commission (“SEC”) from time to time. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements appearing herein, whether as a result of new information, future events or otherwise.

Important Additional Information

IN CONNECTION WITH THE PROPOSED TRANSACTION, SWAY EXPECTS TO FILE WITH THE SEC A PROXY STATEMENT. SWAY ALSO PLANS TO FILE OTHER RELEVANT DOCUMENTS WITH THE SEC REGARDING THE PROPOSED TRANSACTION.

INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the proxy statement (if and when it becomes available) and other relevant documents filed by SWAY with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by SWAY with the SEC will be available free of charge on SWAY’s website at www.starwoodwaypoint.com or by contacting SWAY Investor Relations at 510-987-8308.

SWAY and CAH and their respective trustees, directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about SWAY’s executive officers and trustees in SWAY’s definitive annual proxy statement filed with the SEC on April 3, 2015. Additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from SWAY using the sources indicated above.

Contacts for SWAY:

Investor Relations

John Christie

Phone: 510-982-5470

Email: IR@waypointhomes.com

Media Relations

Jason Chudoba

Phone: 646-277-1249

Email: Jason.chudoba@icrinc.com

Contacts for CAH:

Caroline Luz

Owen Blicksilver Public Relations

203-656-2829 caroline@blicksilverpr.com

or

Kristin Celauro

Owen Blicksilver Public Relations

732-264-1131

Kristin@blicksilverpr.com

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